UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 28, 2010

CHINA MEDIAEXPRESS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33746	20-8951489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2805, Central Plaza, Wanchai Hong Kong	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   +852 2827 6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the closing of the previously announced investment by Starr International Company, Inc. (“Starr”) on January 28, 2010, Ms. Dorothy Dong was appointed as a director to serve on the Board of Directors of China MediaExpress Holdings, Inc. (the “Company”).

Ms. Dong has been a Managing Director at C.V. Starr Investment Advisors (Asia) Ltd. since December 2007 and for seven months prior to that acted as Vice President at AIG Private Equity, a division of American International Group, Inc., an international insurance and investment company.  From December of 2002 to March of 2007, Ms. Dong was a Director of Anglo Chinese Corporate Finance Limited, an investment banking advisory firm, and the General Manager of its Shanghai operation.  Ms. Dong currently serves on the board of directors of Changeng Axle (China) Co. Ltd. and Guangzhou Techpool Pharmaceutical Co. Ltd.  Ms. Dong holds an LLB in Business Law from Shanghai University, an MBA from McGill Univesity and is a Chartered Financial Analyst.

Ms. Dong has no family relationships with any of the executive officers or directors of the Company. Ms. Dong's appointment was effected pursuant to the terms of the Securities Purchase Agreement previously entered into between the Company and Starr. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Dong had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MEDIAEXPRESS HOLDINGS, INC.

Date: February 3, 2010	By:	/s/ Jacky Wai Kei Lam
Name: Jacky Wai Kei Lam
Title: Chief Financial Officer